                                                                    EXHIBIT 99.2

                                ESCROW AGREEMENT


         THIS ESCROW AGREEMENT ("Escrow Agreement") is entered into this 9th day of April, 1998, by and among SYBRON INTERNATIONAL CORPORATION ("SYBRON"), STATE STREET BANK AND TRUST COMPANY (the "Escrow Agent"), MICHAEL KLUGER, GORDON NYE and KENNETH RAININ (collectively, the "LRS Representatives"), and each of the HOLDBACK PARTICIPANTS identified on SCHEDULE I.

         WHEREAS, simultaneously with the execution and delivery hereof, SYBRON, Normandy Acquisition Co. ("ACQUISITION"), LRS Acquisition Corp. ("LRS") and Liberty Partners Holdings 5, L.L.C. ("Liberty") are consummating the transactions described in an Agreement and Plan of Reorganization dated as of January 23, 1998 (the "Agreement"), pursuant to which, among other things, each share of the issued and outstanding capital stock of LRS, an outstanding warrant held by Liberty to purchase LRS capital stock and certain outstanding options for such capital stock was converted into or exchanged for common stock, par value $0.01 per share, of SYBRON ("Common Stock") registered under the Securities Act of 1933, resulting in the issuance of an aggregate of 3,215,982 shares of Common Stock (the "Merger Shares"); and

         WHEREAS, the Agreement contemplates delivery by the LRS Warrantholder and certain LRS Stockholders and LRS Optionholders, each identified on SCHEDULE I hereto (each, a "Holdback Participant"), of a portion of the Merger Shares received by such Holdback Participant, as identified on SCHEDULE I hereto, to the Escrow Agent at the Closing as described herein, to be held by the Escrow Agent in accordance with the terms hereof;

         NOW, THEREFORE, the parties hereto agree as follows:

         1. DEFINITIONS. Capitalized terms used herein which are not otherwise defined herein shall have the meanings given to such terms in the Agreement.

         2. APPOINTMENT AND ACCEPTANCE. SYBRON, the LRS Representatives and the Holdback Participants hereby constitute and appoint the Escrow Agent as, and the Escrow Agent hereby agrees to assume and perform the duties of, the Escrow Agent under and pursuant to this Escrow Agreement. Furthermore, the Holdback Participants hereby authorize the LRS Representatives to act on their behalf as described in this Escrow Agreement, including without limitation pursuant to
Section 20. Upon execution of this Escrow Agreement (and in any event prior to the investment of funds), the LRS Representatives agree to obtain from each of the Holdback Participants and deliver to the Escrow Agent a fully executed Internal Revenue Service Form W-9. The parties hereto understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Deposit. The parties hereto agree that, for tax reporting purposes, all interest or other income earned from the investment of the Escrow Fund (including any Dispute Fund and any Reserved Amount, each as defined below, which are part of the Escrow Fund) shall be allocable to the Holdback Participants in accordance with their percentages set forth on SCHEDULE I.

         3. ESTABLISHMENT OF ESCROW FUND. (a) Immediately upon the execution of this Escrow Agreement, the Escrow Agent shall establish an escrow account (the "Escrow Account") into and from which certain deposits and/or disbursements shall be made pursuant to the terms of this Agreement.

         (b) In accordance with the terms of Section 2.8(f) of the Agreement, there hereby is deposited (the "Escrow Deposit"), on behalf of and at the direction of the Holdback Participants, into the Escrow Account certificates representing Merger Shares (the "Escrow Shares") together with a separate stock power for each such certificate executed in blank by the record holder thereof, receipt of which is hereby acknowledged by the Escrow Agent. The number of Escrow Shares deposited by each Holdback Participant is set forth on SCHEDULE I hereto. From and after the date hereof, the term "Escrow Fund" means the Escrow Deposit less any distributions therefrom made in accordance


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with the provisions of this Escrow Agreement, plus any additions thereto resulting from any stock split or stock dividend paid on the Escrow Shares and delivered to the Escrow Agent and the proceeds from any sale of Merger Shares as described in Section 20. All such distributions and additions shall be allocable to the Holdback Participants in accordance with their percentages set forth on
SCHEDULE I. In particular, and not in limitation of the foregoing, the Escrow Fund shall include any property held in a Dispute Fund and any Reserved Amount (each as defined below).

         4. DISPOSITION OF ESCROW FUND. SYBRON and the LRS Representatives hereby instruct the Escrow Agent, and the Escrow Agent hereby agrees, to hold, invest and dispose of the Escrow Fund and any interest and other income received from the investment or reinvestment of the Escrow Fund, including any cash dividends received with respect to shares held therein (collectively, the "Interest"), in accordance with and subject to the terms, conditions, limitations and restrictions contained in this Escrow Agreement.

         5. INVESTMENT. The Escrow Agent shall invest and reinvest any cash funds from time to time comprising part of the Escrow Fund and all Interest in SSgA U.S. Treasury Money Market Funds. In no event shall the Escrow Agent have any liability under this Escrow Agreement for investment losses incurred on any investment or reinvestment made in accordance with the terms of this Escrow Agreement.

         6. CHARGES AGAINST ESCROW DEPOSIT. (a) The Escrow Fund has been established for the purposes of securing and providing a source for satisfying the indemnification rights of SYBRON and the Surviving Corporation pursuant to
Section 10.3 of the Agreement. In the event that, and from time to time as, SYBRON, the Surviving Corporation or, with respect to defense costs permitted to be recovered from the Escrow Fund pursuant to Section 10.3 of the Agreement, the LRS Representatives (any of such parties hereinafter also referred to as the "Claimant") is entitled to amounts pursuant to Section 10.3 of the Agreement (an "Indemnification Claim"), the Claimant shall promptly provide written notice (which notice shall set forth with reasonable specificity the basis for the Indemnification Claim and the amount of the Indemnification Claim (the "Claimed Amount")) thereof to the Escrow Agent and, if the Claimant is SYBRON or the Surviving Corporation, to the LRS Representatives (collectively, an "Other Party" for purposes hereof) or, if the Claimant is the LRS Representatives, to SYBRON and the Surviving Corporation (collectively, an "Other Party" for purposes hereof).

         (b) Unless it receives a timely Objection Notice pursuant to Section 7 from the Other Party, at the end of the time period set forth in such Section 7 for the giving of an Objection Notice, the Escrow Agent shall disburse to the Claimant out of the Escrow Fund the Claimed Amount. The LRS Representatives shall have the right to designate whether the Claimed Amount is satisfied with cash contained in the Escrow Fund, Merger Shares or a combination of cash and Merger Shares, provided notice of such designation is given to the Escrow Agent and SYBRON no later than 5:00 p.m., Eastern Time, on the fifth business day following expiration of the time period set forth in Section 7 for the giving of an Objection Notice. If no such designation is made, the manner in which the Claimed Amount is satisfied from the Escrow Fund shall be at the discretion of the Escrow Agent. Any disbursement of Escrow Shares to the Claimant as described herein shall be accomplished by delivery of the certificates representing the Escrow Shares to BankBoston, N.A., the transfer agent for the Escrow Shares, with instructions to transfer and deliver to the Claimant a stock certificate evidencing the requisite number of shares to be released to the Claimant, with certificates representing the balance to be returned to the Escrow Agent. The Holdback Participants agree to take all actions necessary to cause such transfer agent to so transfer the Escrow Shares.

         (c) If the Escrow Agent receives a timely Objection Notice pursuant to
Section 7 from the Other Party, then the disbursement of the Escrow Fund shall be governed by the procedures set forth in Sections 7 and 8 hereof.

         7. DISPUTE OF INDEMNIFICATION CLAIM AGAINST ESCROW FUND.

         (a) The Other Party shall have the right to dispute any Indemnification Claim within the thirty (30) calendar day period following delivery of notice of the Indemnification Claim to the Escrow Agent by delivering to the Escrow Agent and the Claimant written notice that the Indemnification Claim is being disputed. Such notice shall include the basis, with reasonable specificity, of the objection and identification of the portion, if any, of the Claimed Amount to which the Other Party has no objection and which may be released to the Claimant.


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         (b) Upon timely receipt of an Objection Notice, the Escrow Agent shall reserve against the Escrow Fund an amount equal to the Claimed Amount (less any portion thereof released as described in Section 7(a)) and place the amount so reserved in a separate account (such amount so reserved and placed in a separate account being called a "Dispute Fund"). Any Merger Shares reserved as part of the Dispute Fund (and for all other purposes of this Escrow Agreement other than a sale pursuant to Section 20) shall be valued at $27.1042 (the Average Sybron Stock Price) and such reservation may be accomplished without an actual transfer of share certificates but by an appropriate entry in the Escrow Agent's records (pending resolution of the Indemnification Claim). The LRS Representatives shall have the right to designate whether such reserved amount (and the portion of the Claimed Amount which may be released in accordance with Section 7(a)) is satisfied with cash contained in the Escrow Fund, Merger Shares or a combination of cash and Merger Shares, provided notice of such designation is given to the Escrow Agent and SYBRON no later than 5:00 p.m., Eastern Time, on the fifth business day following the Escrow Agent's receipt of the Objection Notice. If no such designation is made, the manner in which the reserved amount (or released amount, if applicable) is satisfied from the Escrow Fund shall be at the discretion of the Escrow Agent. The disbursement of any released portion of the Claimed Amount (as described in Section 7(a)) to be satisfied with Escrow Shares shall be accomplished in the same manner as set forth in Section 6(b).

         (c) A Dispute Fund shall continue to be held hereunder by the Escrow Agent pursuant to the terms hereof until the earlier of: (i) the receipt by the Escrow Agent of joint written instructions from the Claimant and the Other Party, in which case the Escrow Agent shall promptly follow the instructions therein; or (ii) the receipt by the Escrow Agent, with a copy to all other interested parties under this Escrow Agreement, of a certified copy of a Final Judgment (as hereinafter defined) with respect to the Indemnification Claim and the Dispute Fund by a court of competent jurisdiction, together with a notarized affidavit (made under penalties of perjury) from the delivering party which states that the order delivered to the Escrow Agent is a Final Judgment (as hereinafter defined), in which case the Escrow Agent shall promptly proceed in accordance with the Final Judgment. An order shall be deemed final (a "Final Judgment") upon (A) the expiration of the time allowed for appeal without either the Claimant or the Other Party having appealed such order, or (B) entry of such final order if no right of appeal exists or such appeal shall have been finally determined.

         8. TERMINATION; RELEASE OF ESCROW FUND. The Escrow Fund shall terminate (the "Escrow Fund Termination Date") on the earlier to occur of: (i) the date that the first audit of SYBRON's financial statements following the execution of this Escrow Agreement is completed (which date shall be certified to the Escrow Agent by SYBRON), or (2) the date which is one (1) year following execution of this Escrow Agreement; except with respect to (A) any Dispute Funds then existing and (B) any Indemnification Claims made pursuant to Section 6 which have not yet been paid in accordance with the provisions of Section 6 or for which the time period for the giving of an Objection Notice in accordance with the provisions of Section 7 has not yet expired (the "Reserved Amounts"). The Escrow Agent shall on the business day next succeeding the Escrow Fund Termination Date disburse to the Holdback Participants pursuant to the guidelines set forth in SCHEDULE II and in accordance with their percentages set forth on SCHEDULE I the property then remaining in the Escrow Fund, less the Reserved Amounts, along with all of the Interest, if any. The Dispute Funds and Reserved Amounts shall continue to be held hereunder by the Escrow Agent pursuant to the terms hereof, and this Escrow Agreement shall continue in full force and effect, until each Indemnification Claim is paid and/or each dispute with respect thereto has been resolved in accordance with the provisions of
Section 7 and the Escrow Agent has disbursed such Dispute Funds and Reserved Amounts in accordance with the terms of Sections 6 or 7 above. Upon disbursement of the last of the Dispute Funds and Reserved Amounts, the Escrow Agent shall disburse to the Holdback Participants pursuant to the guidelines set forth on
SCHEDULE II and in accordance with their percentages set forth on SCHEDULE I any Interest earned since the Escrow Fund Termination Date on such Dispute Funds and Reserved Amounts.

         9. PERFORMANCE BY THE ESCROW AGENT. The Escrow Agent may seek advice from counsel of its choice (other than counsel for SYBRON or any Holdback Participant but including any in-house counsel employed by the Escrow Agent) and may rely upon such advice as it thereupon receives in writing, or it may act or refrain from acting in accordance with its best judgment and shall not, as a result thereof, be liable to any party to this Escrow Agreement except for willful misconduct, gross negligence, willful violation of this Escrow Agreement or willful violation of applicable law. The Escrow Agent (i) shall not be responsible for any of the other agreements referred to herein and


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shall be obligated only for the performance of such duties as are specifically set forth in this Escrow Agreement; (ii) shall not be responsible for any aspect of a sale of Escrow Shares as set forth in Section 20 from the time of its release of such Escrow Shares in accordance with instructions contained in the relevant Sale Notice (as defined in Section 20) to the time of its receipt of sale proceeds resulting from any such sale, including without limitation the adequacy of any purchase price received upon any such sale; and (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve any expense or liability unless it shall have been furnished with acceptable indemnification.

         10. RESPONSIBILITY OF THE ESCROW AGENT.

         (a) The Escrow Agent, as such, shall not be responsible or liable to any person, whether or not a party to this Escrow Agreement, for any act or omission of any kind so long as it has acted in good faith upon the instructions herein contained or upon the instructions hereafter delivered to it as contemplated by this Escrow Agreement or upon advice of counsel as provided in
Section 9. To the extent that the Escrow Agent incurs any loss or liability (including reasonable attorneys' fees and expenses resulting from any such act or omission or arising out of or in connection with this Escrow Agreement or administration of its duties hereunder), SYBRON and the Holdback Participants shall jointly and severally indemnify the Escrow Agent therefor, unless the loss or liability resulted from the Escrow Agent's willful misconduct, gross negligence, willful violation of this Escrow Agreement or willful violation of applicable law.

         (b) With respect to their respective obligations to indemnify the Escrow Agent hereunder, SYBRON and the Holdback Participants expressly reserve all of their rights as against each other to seek contribution, reimbursement or any other appropriate relief.

         (c) The Escrow Agent may rely and act upon any certificate or other document conforming to the applicable provisions hereof and reasonably believed by it to be genuine and to have been signed by the proper party, including without limitation any Sale Notice received by it pursuant to Section 20. All persons shall be conclusively bound as against the Escrow Agent by any payment or release of the Escrow Fund pursuant to, and in conformity with, the terms of this Escrow Agreement.

         (d) SYBRON and the Holdback Participants jointly and severally agree to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of the Escrow Fund under this Escrow Agreement, and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses that may be assessed against the Escrow Agent in connection with any such payment or other activities under this Escrow Agreement. SYBRON and the Holdback Participants undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Escrow Agreement insofar as such items relate to the maintenance and release of the Escrow Fund. SYBRON and the Holdback Participants jointly and severally agree to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct the same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arise out of this Escrow Agreement insofar as they relate to the maintenance and release of the Escrow Fund, including costs and expenses (including reasonable legal fees and expenses), interest and penalties, unless such liability results from the Escrow Agent's willful misconduct, gross negligence, willful violation of this Escrow Agreement or willful violation of applicable law. In no event shall the Escrow Agent be responsible for indirect, consequential or special damages.

         (e) The foregoing indemnities set forth in this Section 10 and the obligations set forth in Section 12 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement. The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository or subescrow agent employed by the Escrow Agent than any such book-entry depository or subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository or subescrow agent was caused by the Escrow Agent's own gross negligence, bad faith or willful misconduct.


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



         11. RESIGNATION OF THE ESCROW AGENT. The Escrow Agent may at any time resign by giving thirty (30) days written notice of resignation to SYBRON and the LRS Representatives. In such event SYBRON and the LRS Representatives shall appoint a successor escrow agent to be effective on the effective date of the aforesaid resignation. If no successor escrow agent is named by SYBRON and the LRS Representatives, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent. All right, title and interest to the Escrow Fund and any Interest, and any proceeds thereof, shall be transferred to the successor escrow agent and this Escrow Agreement shall be assigned to such successor escrow agent, and the resigning Escrow Agent shall thereupon be released from further obligations hereunder.

         12. DISCHARGE OF THE ESCROW AGENT. The Escrow Agent agrees that SYBRON and the LRS Representatives may, by mutual written agreement at any time upon thirty (30) days written notice, remove the Escrow Agent as escrow agent hereunder, and substitute a bank or trust company therefor, in which event, upon receipt of written notice thereof and payment of any accrued but unpaid fees or expenses due the Escrow Agent, the Escrow Agent shall account for and deliver to such substituted escrow agent the Escrow Fund held by it, and the Escrow Agent shall thereafter be discharged from all liability hereunder.

         13. EXPENSES. The Escrow Agent shall be entitled to fees for its services hereunder and expenses payable in accordance with SCHEDULE III attached hereto, including legal fees incurred in connection with the preparation of this Escrow Agreement and the preparation of any amendment hereto in an amount not to exceed the limit set forth on SCHEDULE III. Such expenses shall not include any expenses incurred by the Escrow Agent with respect to its retention of any book-entry depository or subescrow agent. All charges and expenses of the Escrow Agent under this Escrow Agreement shall be borne one-half by SYBRON and one-half by the Holdback Participants (allocated among such Holdback Participants based on their respective percentages set forth on SCHEDULE I); except that the Holdback Participants shall be solely responsible for all transaction fees and charges incurred in connection with any sale of Escrow Shares as described in
Section 20. In the event that the Escrow Agent is authorized to make a cash disbursement to any party pursuant to and in accordance with the terms of this Escrow Agreement, and fees and expenses are then due from and payable by such party to the Escrow Agent pursuant to the terms of this Escrow Agreement, the Escrow Agent is hereby authorized to offset such amounts due and payable to it against the disbursement to such party.

         14. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given on the day actually delivered when delivered personally, by commercial courier or by a telephonic facsimile transmission and followed by hard copy sent by United States mail, or three (3) days after being deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and in each case addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

If to the LRS Representatives:      Michael Kluger
                                    c/o Liberty Capital Partners, Inc.
                                    1177 Avenue of the Americas
                                    New York, New York 10036
                                    Fax No. 212-354-0336

                                    Gordon Nye
                                    7908 Lowry Terrace
                                    La Jolla, California 92037
                                    Fax No. 619-652-5865

                                    Kenneth Rainin
                                    c/o Rainin Instrument Co.
                                    5400 Hollis Street
                                    Emeryville, California  94608
                                    Fax No. 510-652-6865

                                    With a copy to (which copy shall not
                                    constitute notice to any LRS
                                    Representative):

                                    Kirkland & Ellis
                                    Attn:  Edward T. Swan, Esq.
                                    200 East Randolph Drive
                                    Chicago IL  60601
                                    Fax No. 312/861-2200


If to the Holdback Participants:    To the addresses set forth on SCHEDULE II.

                                    With a copy to (which copy shall not
                                    constitute notice to any Holdback
                                    Participant):

                                    Kirkland & Ellis
                                    Attn:  Edward T. Swan, Esq.
                                    200 East Randolph Drive
                                    Chicago IL  60601
                                    Fax No. 312/861-2200


If to SYBRON or the Surviving       Sybron International Corporation
Corporation:                        Attn:  R. Jeffrey Harris, Esq.
                                    411 East Wisconsin Avenue
                                    24th Floor
                                    Milwaukee WI  53202
                                    Fax No. 414/390-5479


                                    With a copy to (which copy shall not
                                    constitute notice to SYBRON or the
                                    Surviving Corporation):


                                    Quarles & Brady
                                    Attn:  Kathryn M. Coates, Esq.
                                    411 East Wisconsin Avenue
                                    Milwaukee, Wisconsin  53202
                                    Fax No. 414-277-5237

If to the Escrow Agent:             State Street Bank and Trust Company
                                    Attn:  Corporate Trust Department
                                    Two International Place
                                    Fourth Floor
                                    Boston, Massachusetts  02110
                                    Fax No. 617-664-5365

         15. GOVERNING AGREEMENT; AMENDMENTS. The Escrow Agent hereby acknowledges receipt of a copy of the Agreement, but except for reference thereto for definitions of certain words and terms not defined herein, the Escrow Agent is not charged with any duty or obligation arising under the Agreement and the responsibilities and duties of the Escrow Agent shall be governed by this Escrow Agreement. As between the Escrow Agent, on the one hand, and the other parties hereto, on the other hand, this Escrow Agreement constitutes the entire agreement with respect to the subject matter herein. As between the other parties hereto, this Escrow Agreement shall govern to the extent of any conflict between it and the Agreement or any other agreement or writing, unless otherwise provided herein. No change in, addition to, or waiver of the terms and conditions hereof shall be binding upon any of the parties hereto unless approved in writing by the other parties hereto.



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         16. BINDING EFFECT. This Escrow Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns and legal representatives. No party hereto may assign any of its rights, interests or obligations hereunder without the consent of the other parties hereto.

         17. APPLICABLE LAW. This Escrow Agreement shall be governed by and construed as to validity, enforcement, interpretation, construction, effect and in all other respects in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Wisconsin applicable to contracts made in that State.

         18. COUNTERPARTS. This Escrow Agreement may be executed in two or more counterparts, each of which is an original but all of which together shall constitute one and the same instrument. Delivery of this Escrow Agreement may be accomplished by facsimile.

         19. INTERPRETATION. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Escrow Agreement. Unless specifically identified as a reference to another document, any reference to a "Section" herein shall be deemed to be a reference to such Section of this Escrow Agreement. Whenever the terms hereof call for any notice, payment or other action on a day which is not a business day, such payment or action may be taken, or such notice given, as the case may be, on the next succeeding business day. As used herein, "business day" shall mean any day other than a Saturday or Sunday, or any other day on which the Escrow Agent is closed for business.

         20. RIGHTS AS SHAREHOLDERS. Other than as specifically set forth herein, the Holdback Participants shall be entitled to exercise all rights they may otherwise have as the record holders of the Escrow Shares, including without limitation the right to vote and sell the Escrow Shares. The LRS Representatives shall have the right, in their sole discretion, to obtain the release of all or any portion of the Escrow Shares then held as part of the Escrow Fund so that such shares may be sold; provided that such sale may only be accomplished in accordance with the provisions of the Affiliate Letters and the Registration Rights Agreement (each as defined in and executed pursuant to the Agreement); provided further that any such sale shall involve a sale of Escrow Shares by all Holdback Participants, to be allocated among such Holdback Participants in accordance with their respective percentages set forth on SCHEDULE I; and provided further that all proceeds from a sale of Escrow Shares as described herein shall be promptly deposited upon receipt thereof by the Escrow Agent into the Escrow Account to be held as part of the Escrow Fund in accordance with the provisions of this Escrow Agreement. The Escrow Agent agrees (i) to release (prior to the receipt of any sale proceeds) any Escrow Shares (and the accompanying blank stock power(s)) proposed to be sold upon its receipt of written notice of the intended sale (a "Sale Notice") from the LRS Representatives, which notice shall be provided at least five (5) days prior to the proposed release date of the Escrow Shares and shall specify the number of shares to be released and appropriate delivery instructions with respect thereto, (ii) to cooperate with the LRS Representatives in their dealings with SYBRON's transfer agent in order to obtain new certificates representing Escrow Shares not sold as described herein, and (iii) to accept the proceeds from any sale of Escrow Shares as described in Section 3(b). Upon the giving of any Sale Notice to the Escrow Agent, the LRS Representatives shall provide a copy thereof to SYBRON.

         21. ACTION BY LRS REPRESENTATIVES. At any time any action is required or permitted to be taken by the LRS Representatives pursuant to the provisions of this Escrow Agreement, including without limitation the execution of any document or instrument, such action shall be deemed to have been taken if at least two (2) of the three (3) LRS Representatives so act.

         22. DISPUTE RESOLUTION. It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Fund (including any Dispute Fund or Reserved Amount), or should any claim be made upon such Escrow Fund by a third party, the Escrow Agent, upon receipt of written notice of such dispute or claim by the parties hereto or by a third party, is authorized and directed to retain in its possession without liability to anyone, all or any of said Escrow Fund until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a Final Judgment. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Fund (including any Dispute Fund or Reserved Amount).



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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

                            SYBRON INTERNATIONAL CORPORATION


                            By: /s/Dennis Brown
                                -----------------------------------------------
                            Name:   Dennis Brown
                                    -------------------------------------------
                            Title:  Vice President-Finance
                                    -------------------------------------------

                            /s/Michael J. Kluger
                            ---------------------------------------------------
                            Michael Kluger, as an LRS Representative


                            /s/Gordie Nye
                            ---------------------------------------------------
                            Gordon Nye, as a Holdback Participant and an LRS Representative


                            /s/Kenneth Rainin
                            ---------------------------------------------------
                            Kenneth Rainin, as a Holdback Participant and an LRS Representative


                            STATE STREET BANK AND TRUST COMPANY


                            By: /s/Patrick E. Thebado
                                -----------------------------------------------
                            Name: Patrick E. Thebado
                                  ---------------------------------------------
                            Title: Assistant Vice President
                                   --------------------------------------------


                            LIBERTY PARTNERS HOLDINGS 5, L.L.C.


                            By: /s/Michael J. Kluger
                                -----------------------------------------------
                            Name: Michael J. Kluger
                                  ---------------------------------------------
                            Title: Managing Director
                                   --------------------------------------------


                            /s/Robert B. Stockman
                            ---------------------------------------------------
                            Robert B. Stockman, as a Holdback Participant


                            /s/Robert F. Johnston
                            ---------------------------------------------------
                            Robert F. Johnston, as a Holdback Participant


                            /s/William W. Crouse
                            ---------------------------------------------------
                            William W. Crouse, as a Holdback Participant

                            /s/Joseph Mandato
                            ---------------------------------------------------
                            Joseph Mandato, as a Holdback Participant


                            /s/Edward P. Weinsoff
                            ---------------------------------------------------
                            Edward P. Weinsoff, as a Holdback Participant


                            /s/Andrew J. Futey
                            ---------------------------------------------------
                            Andrew J. Futey, as a Holdback Participant


                            /s/Charles Madsen
                            ---------------------------------------------------
                            Charles Madsen, as a Holdback Participant


                            /s/David J. Milner
                            ---------------------------------------------------
                            David J. Milner, as a Holdback Participant


                            /s/Michael P. Oliver
                            ---------------------------------------------------
                            Michael P. Oliver, as a Holdback Participant


                            /s/Richard Poinsett 4-6-98
                            ---------------------------------------------------
                            Richard Poinsett

                            STATE BOARD OF ADMINISTRATION OF
                            FLORIDA


                            By: /s/Michael J. Kluger
                                -----------------------------------------------
                            Name: Michael J. Kluger
                                  ---------------------------------------------
                            Title: Managing Director
                                   --------------------------------------------

                                                                      SCHEDULE I


                                 ESCROW DEPOSIT



                                   [ATTACHED]

                                 HOLDBACK SHARES

             2.8(b)(ii) $6,300,000 divided by $27.1042 = 232,436

------------------------------------------------------------------------------------------------------------
                   Name of                                    Share                           Holdback
            Holdback Participant                           Entitlement    Percentage         Allocation
------------------------------------------------------------------------------------------------------------

Liberty Partners Holdings 5 LLC                            1,075,719.70      34.68              80,609

Kenneth Rainin                                             1,114,309.06      35.94              83,538

Robert B. Stockman                                           294,013.64       9.48              22,035

Robert F. Johnston                                            98,004.55       3.16               7,345

William W. Crouse                                            100,630.98       3.24               7,531

Gordon Nye                                                    84,003.90       2.71               6,299

Joseph Mandato                                                98,097.17       3.16               7,345

Edward P. Weinsoff                                            14,000.65       0.45               1,045

Andrew J. Futey                                               25,510.10       0.82               1,906

Charles Madsen                                                15,854.13       0.51               1,185

David J. Milner                                               14,622.62       0.47               1,092

Michael P. Oliver                                              9,748.42       0.31                 721

Richard Poinsett                                               4,874.21       0.16                 372

State Board of Adm. of Florida                               151,965.78       4.91              11,413
                                                             ----------       ----              ------

                                                           3,101,354.91       100%             232,436
                                                           ============       ====             =======


                                   SCHEDULE II


              GUIDELINES FOR DISBURSEMENTS FROM THE ESCROW DEPOSIT
                          TO THE HOLDBACK PARTICIPANTS



Prior to termination of the Escrow Fund, each Holdback Participant shall submit payment and/or delivery instructions to the Escrow Agent. The address and/or fax number for each Holdback Participant as of the date of the Escrow Agreement is as indicated below:

Gordon Nye                                       Kenneth Rainin
7908 Lowry Terrace                               c/o Rainin Instrument Co.
La Jolla CA  92037                               5400 Hollis Street
Fax No. 619-459-4563                             Emeryville CA  94608
                                                 Fax No.: 510-652-5865
Liberty Partners Holdings 5,
L.L.C.                                           Michael P. Oliver
1177 Avenue of the Americas                      12433 Rue Fountainbleau
New York NY  10036                               San Diego CA  92131
Attn:  Michael J. Kluger
Fax No. 212-354-0336                             Richard Poinsett
                                                 11067 Ipai Court
Robert B. Stockman                               San Diego CA  92127
c/o Johnston Associates, Inc.
181 Cherry Valley Road                           State Board of
Princeton NJ 08540                               Administration of Florida
Fax No. 609-683-7524                             c/o Liberty Capital
                                                 Partners, Inc.
William W. Crouse                                1177 Avenue of the Americ
c/o HealthCare Ventures                          New York NY 10036
44 Nassau Street                                 Attn: Michael J. Kluger
Princeton NJ 08542                               Fax No. 212-354-0336

Andrew J. Futey                                  Robert F. Johnston
11416 Caminito Corriente                         Johnston Associates, Inc.
San Diego, CA  92128                             181 Cherry Valley Road
Fax No. 619-635-7666                             Princeton NJ  08540
                                                 Fax No. 609-683-7524
Charles Madsen
1535 Laburnum Road                               Joseph Mandato
Hoffman Estates, IL 60195                        Araxsys, Inc.
Fax No. 847-358-7428                             200 Penobscot Drive
                                                 Redwood City CA  94603
David J. Milner
17207 North Woodson Court                        Edward P. Weinsoff
Ramona CA  92065                                 c/o Rainin Instrument Co.
Fax No. 619-635-7668                             5400 Hollis Street
                                                 Emeryville CA  94608
                                                 Fax No. 510-652-5865